CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated August 14, 2012, relating to the consolidated financial statements of The Marcus Corporation and subsidiaries (The Marcus Corporation) and the effectiveness of The Marcus Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Marcus Corporation for the year ended May 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

October 18, 2012